Exhibit 4.2

EXECUTION COPY

AECOM TECHNOLOGY CORPORATION

INVESTOR RIGHTS AGREEMENT

Dated as of February 9, 2006

1.	Definitions		1

2.	Registrations		7

	2.1	Demand Registrations	7

	2.2	Piggyback Registrations	9

	2.3	Form S-3 Registration	10

	2.4	Right to Defer Registration	12

	2.5	Hold-Back Agreements	12

	2.6	Registration Procedures	13

	2.7	Registration Expenses	18

	2.8	Indemnification	18

	2.9	Requirements for Participation in Underwritten Offerings	20

	2.10	Treatment of Acquisition Securities	21

	2.11	Exchange Act Reporting Requirements	21

	2.12	Termination of Registration Rights	22

3.	Drag-Along Rights		22

4.	Investors’ Right of First Offer		22

	4.1	ROFO Notice	22

	4.2	Class F Preferred Shelf Offered Shares	23

	4.3	Offered Shares	23

	4.4	Non-Cash Consideration	24

	4.5	Delivery of Shares	24

	4.6	Subsequent Offers	24

	4.7	Right of First Offer Adjustments	25

	4.8	Termination	25

5.	Preemptive Rights		25

6.	Transfer Restrictions; Company’s Right of First Refusal		26

	6.1	Securities Law Compliance	26

	6.2	Non-Transferability	26

	6.3	Void Transfers	27

	6.4	Company Right of First Refusal	27

	6.5	Company Right of First Refusal Procedures	27

	6.6	Non-Cash Consideration	28

	6.7	Delivery of Shares	28

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	6.8	Subsequent Offers	28

	6.9	Termination	28

7.	Delivery of Financial Statements		28

	7.1	Annual Financial Statements	28

	7.2	Quarterly Financial Statements and Annual Budget	29

8.	Investigations and Access		29

	8.1	Access to Information	29

	8.2	Confidentiality	29

9.	Investor Matters		30

	9.1	Investor Representation	30

	9.2	Investor Covenant	31

	9.3	Company Covenant	31

	9.4	Survival	31

10.	Investor Group Directors		31

	10.1	Right to Elect Investor Group Directors	31

	10.2	Nomination Procedures	32

	10.3	Director Indemnification	32

11.	Miscellaneous		32

	11.1	Mandatory Redemption True-Up	32

	11.2	Future Registration Rights Agreement	32

	11.3	Remedies	33

	11.4	Amendments and Waivers	33

	11.5	Notices	33

	11.6	Counterparts	34

	11.7	Table of Contents and Headings	34

	11.8	Governing Law	34

	11.9	Severability	34

	11.10	Forms	34

	11.11	Entire Agreement	34

	11.12	Recapitalizations, etc.	35

	11.13	Inspection	35

	11.14	Legend	35

	11.15	Further Assurances	35

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11.16	No Inconsistent Agreements	36

11.17	Successors and Assigns	36

11.18	Delays or Omissions	36

11.19	Submission to Jurisdiction; Waiver of Service and Venue	36

11.20	Submission to Jurisdiction; Waiver of Service and Venue	37

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iii

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is made and entered into as of February 9, 2006, by and among AECOM Technology Corporation, a Delaware corporation (the “Company”), and the investors on the signature page hereto (together with any of their Permitted Transferees and any other stockholders of the Company who from time to time become party to this Agreement by execution of a Joinder Agreement (a “Joinder Agreement”) in substantially the form attached hereto as Exhibit A, herein referred to collectively as the “Investors” and individually as an “Investor”).  In order to induce the Investors to enter into the Purchase Agreement (as defined herein), the Company has agreed to provide the registration and other rights set forth in this Agreement.  The execution of this Agreement is a condition to the closing under the Purchase Agreement.  Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Purchase Agreement.

The parties hereby agree as follows:

1.                                      Definitions

As used in this Agreement, the following capitalized terms shall have the following meanings:

“Acceptable Valuation Firm”:  Shall have the meaning ascribed to it in the Class F Certificate of Designations.

“Acquisition Securities”:  Shall have the meaning set forth in Section 2.10 hereof.

“Affiliate”: Of a Person, shall mean any entity controlling, controlled by or under common control with such Person.  For the purposes of this definition, “control” shall have the meaning presently specified for that word in Rule 405 promulgated by the SEC under the Securities Act.

“Board of Directors”:  The board of directors of the Company.

“Business Day”:  A day other than a Saturday or Sunday or any day that commercial banks are permitted to be closed in New York, New York or Los Angeles, California.

“Cash Value”:  In the case of securities which are quoted on any national securities exchange, an amount equal to the last reported sales price on such exchange for such securities on the date of the Drag-Along Sale, ROFO Notice or Transfer Notice, and in the case of securities or other property for which there is no such readily available market price, an amount equal to the fair market value of such securities or property as determined in good faith by the Board of Directors.  If a determination is to be made by the Board of Directors pursuant to this definition, then the Board of Directors shall promptly make such determination and advise the subject Holder(s) of its conclusion in writing.  Within five (5) Business Days of receipt of any such notice, if Holders of a majority of the New Preferred Shares (on an as-converted basis) and Registrable Securities which are the subject of such a determination, voting together, advise the Company that it or they object to such determination, which objection shall not be unreasonable, then the fair market value shall be determined by agreement of the Company and the Holders of a majority of the New Preferred Shares (on an as-converted basis) and Registrable Securities, which are the subject of such a determination, voting together, or in the absence of such agreement within a period of 15 days, by an Acceptable Valuation Firm.

“Claim”:  Any loss, claim, damages, liability or expense (including the reasonable costs of investigation and reasonable legal fees and expenses).

“Class D Investor Rights Agreement”:  Shall mean that certain Investor Rights Agreement, dated as of June 24, 2003, by and among the Company and the holders of the Class D Preferred Stock named therein as in effect as of the date hereof.

“Class D Preferred Stock”:  The Class D Convertible Preferred Stock, $.01 par value per share, of the Company.

“Class D Registrable Stock”:  The shares of Common Stock issued or issuable upon conversion of the Class D Preferred Stock and the Exchange Notes, if any, and upon exercise of the Class D Warrants, and any securities issued or issuable in respect thereof by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization (including, without limitation any shares of Common Stock issued or issuable upon conversion of any additional Class D Preferred Stock issued as dividends on the outstanding Class D Preferred Stock).

“Class D Warrants”: The warrants issued to the Holders of Class D Preferred Stock to purchase an aggregate of 500,000 shares of Common Stock of the Company.

“Class F Certificate of Designations”:  The Certificates of Designations, collectively, with respect to the class or sub-series of Preferred Stock of the Company designated as Convertible Class F Preferred Stock, $0.01 par value per share, filed with the Secretary of State of the State of Delaware from time to time.

“Class F Preferred Shares”:  The Convertible Class F Preferred Stock, $.01 par value per share, such class being issued in one or more series, of the Company having the rights, designations and preferences set forth in the Class F Certificate of Designations.

“Class F Preferred Shelf”:  Shall have the meaning set forth in Section 4.2 hereof.

“Closing Date”:  February 9, 2006.

“Common Equity”:  All shares now or hereafter authorized of any class of common stock of the Company, including the Common Stock, and any other stock of the Company, howsoever designated, authorized after the Effective Date, which has the right (subject always to prior rights of any class or series of Preferred Stock) to participate in the distribution of the assets and earnings of the Company without limit as to per share amount.

“Common Stock”:  The common stock, par value $.01 per share, of the Company.

“D-A Sale Price”:  Shall have the meaning set forth in Section 3(a) hereof.

“Demand Registration”:  A registration pursuant to Section 2.1 hereof.

“Direct Competitor”:  Shall have the meaning set forth in Section 6.2(a) hereof.

“Drag-Along Sale”:  Shall have the meaning set forth in Section 3 hereof.

“Effective Date” means the date on which the Certificate of Designations for the Series 1 Stock is filed with and accepted by the Secretary of State of the State of Delaware and becomes effective.

“Equity Security”:  Any capital stock of the Company or any security convertible, with or without the payment of additional consideration, into any such stock or a security convertible into any such stock or any security carrying any warrant or right to subscribe to or purchase any such stock, or any such warrant or right.

“Exchange Act”:  The Securities Exchange Act of 1934, as amended.

“Exchange Notes”:  The convertible notes of the Company that may be issued in exchange for the Class D Preferred Stock under certain circumstances.

“Fully Exercising Investor”:  Shall have the meaning set forth in Section 4.2(b) hereof.

“Holder”:  The beneficial owner of a security.  For all purposes of this Agreement, the Company shall be entitled to treat the record owner of a security as the beneficial owner of such security unless the Company has been given written notice of the existence and identity of a different beneficial owner.  A Holder of New Preferred Shares shall be deemed to be the Holder of the Common Stock into which such New Preferred Shares could be converted.

“Indemnified Holder”:  Any Holder of Registrable Securities and any officer, director, employee or agent, heir, successor or assign, or Affiliate of any such Holder and any Person who controls any such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and the officers, directors, agents, Affiliates, and employees of any such controlling Person.

“Initial Public Offering”:  The date of the initial underwritten offering of Common Stock made pursuant to the Securities Act on Form S-1 or Form S-3 if applicable (as defined in the Securities Act) or any successor form and following which the Common Stock is trading on the New York Stock Exchange, the American Stock Exchange or Nasdaq.

“Investor Group”:  Shall mean an Investor and each Affiliate of such Investor, collectively, that acquired New Preferred Shares with an aggregate Liquidation Preference of at least $100,000,000 on the first date that any New Preferred Shares were purchased by such Investor or its Affiliates.  For purposes of clarification, such Investor and its Affiliates shall be considered one Investor Group and shall only be entitled collectively to elect one director pursuant to Section 10.1.  Notwithstanding the foregoing, the Investor Group of an Investor shall include any Person that acquires New Preferred Shares after the Closing Date, so long as all voting, inspection, information, disposition and other significant matters pertaining to such New Preferred Shares are controlled by the Investor in such Investor Group that first purchased New Preferred Shares or, in the alternative, the Person that controls all voting and other significant matters of such Investor, if applicable.

“Investor Group Director”:  Shall mean any individual elected to the Board of Directors of the Company by an Investor Group pursuant to Section 10.1.

“Investor Group Holder”:  Shall mean an Investor that is part of an Investor Group.

“Investors”:  Shall have the meaning set forth in the preamble to this Agreement.

“Joinder Agreement”:  Shall have the meaning set forth in the preamble to this Agreement.

“Liquidation Preference”:  Shall mean $2,500 per share of New Preferred Shares.

“Mandatory Redemption Price”:  Shall have the meaning ascribed to it in the applicable New Parity Stock Certificate of Designations.

“Misstatement”:  An untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement, Prospectus or preliminary prospectus, as amended or supplemented from time to time, in light of the circumstances under which they were made, not misleading.

“NASD”: Shall mean the National Association of Securities Dealers, Inc. and any successor thereto.

“Nasdaq”: Shall mean the Nasdaq Stock Market, Inc., and any successor thereto.

“New Parity Stock”:  Shall have the meaning set forth in the Class F Certificate of Designations.

“New Parity Stock Certificate of Designations”:  Shall have the meaning set forth in Section 11.9 hereof.

“New Preferred Shares”:  Shall mean the Class F Preferred Shares and New Parity Stock.

“New Securities” shall mean any Common Equity, or any debt or equity security convertible or exchangeable, with or without consideration, into or for any Common Equity, or any security carrying any option, warrant or right to subscribe for or purchase any Common Equity, or any such option, warrant or right, of the Company whether now authorized or not, provided that the term “New Securities” does not include any New Parity Stock or Common Equity or any debt or equity security convertible or exchangeable, with or without consideration, into or for any Common Equity, or any security carrying any option, warrant or right to subscribe for or purchase any Common Equity, or any such option, warrant or right, of the Company issued (i) upon conversion of the shares of New Parity Stock, Parity Preferred Stock, UMA Class Y Exchangeable Shares, UMA

Class YY Exchangeable Shares, shares of AECOM Global Holdings, Ltd. or other Convertible Securities (as defined in the Class F Certificate of Designations), (ii) upon the exercise of the warrants outstanding on the Effective Date issued in connection with the Company’s Class D Convertible Preferred Stock, par value $.01 per share, (iii) pursuant to the Company’s Stock Plans, (iv) as a result of any stock matches granted by the Company under the Stock Plans (including the Company’s 401(k) plans) approved by the Board of Directors, (v) in connection with any stock split, stock dividend or recapitalization of the Company, or (vi) in connection with an acquisition transaction, building or equipment lease transaction, strategic alliance or partnership arrangement that is approved by the Board of Directors.

“Non-Purchasing Holder”:  Shall have the meaning set forth in Section 5.1 hereof.

“Offered Shares”:  Shall have the meaning set forth in Section 4.3 hereof.

“Parity Preferred Stock” means the series of Preferred Stock of the Company known as Convertible Preferred Stock, par value $.01 per share, the series of Preferred Stock of the Company known as Class C Preferred Stock, par value $.01 per share, and the series of Preferred Stock of the Company known as Class E Preferred Stock, par value $.01 per share, each as issued pursuant to Article Fourth of the Company’s Certificate of Incorporation.

“Participating Holders”:  Shall have the meaning set forth in Section 5.1 hereof.

“Permitted Transferee”:  Shall have the meaning set forth in Section 6.2(a) hereof.

“Person”:  A natural person, partnership, corporation, business trust, association joint venture, limited liability company or other entity or a government or agency or political subdivision thereof.

“Piggyback Registration”:  A registration pursuant to Section 2.2 hereof.

“Preferred Stock”: The preferred stock, par value $0.01 per share, of the Company, including any series or sub-series thereof.

“Prospectus”:  The prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and including all material incorporated by reference in such prospectus.

“Purchase Agreement”:  The Preferred Stock Purchase Agreement by and among the Company and certain purchasers identified therein, dated January 25, 2006, and any securities purchase agreements entered into after such date by Investors (other than Affiliates of Investors at such time) that become a party to this Agreement pursuant to a Joinder Agreement in substantially the form of Exhibit A attached hereto.

“Qualified Public Offering”:  Shall mean one or more underwritten public offerings of Common Stock made pursuant to the Securities Act on Form S-1 or Form S-3 (as defined in the Securities Act) or any successor forms, which shall not include a registration relating solely to a transaction under Rule 145 under the Securities Act or to an employee benefit plan of the Company; provided, however, that the aggregate gross proceeds in such offering or offerings are at least

$50,000,000 and the offered Common Stock is trading on the New York Stock Exchange, the American Stock Exchange or Nasdaq.

“Registrable Securities”:  The shares of Common Stock issued or issuable upon conversion of the New Preferred Shares and any securities issued or issuable in respect thereof by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization (including, without limitation any shares of Common Stock issued or issuable upon conversion of any additional New Preferred Shares issued as dividends on the outstanding New Preferred Shares).

“Registration”:  A Demand Registration, S-3 Registration or Piggyback Registration.

“Registration Expenses”: Any reasonable expenses (excluding underwriting discounts and commissions for the selling Holders of Registrable Securities, which shall be paid by the selling Holders of Registrable Securities) incident to the Company’s performance of or compliance with Section 2 of this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including without limitation reasonable fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the laws of such jurisdictions as the managing underwriters may designate), fees and expenses with respect to filings required to be made with the NASD, all reasonable printing expenses, messenger, telephone and delivery expenses, reasonable fees and expenses of counsel for the Company, reasonable fees and expenses of one special counsel for the selling Holders of Registrable Securities (as selected in the sole discretion of such selling Holders), reasonable fees and disbursements of all independent certified public accountants (including the expenses of any special audit and “comfort” letters required by or incident to such performance), and any other Persons retained by the Company.

“Registration Statement”:  Any registration statement under the Securities Act on an appropriate form (which form shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof and shall include all financial statements required by the SEC to be filed therewith) which covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Rejected Class F Preferred Shelf”:  Shall have the meaning set forth in Section 4.2 hereof.

“ROFO Notice”:  Shall have the meaning set forth in Section 4.1.

“ROFO Price”:  Shall have the meaning set forth in Section 4.1.

“S-3 Registration”:  A registration pursuant to Section 2.3 hereof.

“SEC”: The Securities and Exchange Commission.

“Securities Act”:  The Securities Act of 1933, as amended.

“Senior Credit Facility”:  The Amended and Restated Credit Agreement, dated as of December 30, 2003, by and among the Company, the other borrowers named therein, Bank of America, N.A., as the administrative agent, the letter of credit issuing lenders, and the other financial institutions party thereto, as amended, modified, extended or replaced from time to time.

“Series 1 Stock”:  The series of the Preferred Stock designated as Class F Convertible Preferred Stock, Series 1.

“Stock Plans” means all stock, stock unit, stock purchase/loan, option and option loan plans, Save As You Earn and similar employee benefit trusts and schemes in the United Kingdom and other non-U.S. jurisdictions, and stock repurchase programs of the Company for the benefit of past, present and future employees, directors and consultants of the Company (as such) approved by the Board of Directors and as such plans may be amended, restated or replaced from time to time.

“Transfer”: (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) With respect to any security, the direct or indirect gift, sale, assignment, transfer, pledge, distribution, donation, conveyance, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein.

“Transfer Notice”: Shall have the meaning set forth in Section 6.4 hereof.

“Transfer Price”: Shall have the meaning set forth in Section 6.4 hereof.

“Transferring Shares”: Shall have the meaning set forth in Section 6.4 hereof.

2.                                      Registrations

2.1          Demand Registrations

(a)           Timing of Demand Registrations

Beginning six (6) months after the completion of a Qualified Public Offering, any Investor Group that holds at least 50% of the New Preferred Shares such Investor Group initially acquired (or Registrable Securities converted therefrom) may request in writing at any time and from time to time that the Company file a Registration Statement under the Securities Act on an appropriate form (which form shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof and shall include all financial statements required by the SEC to be filed therewith) providing for the resale of all of the shares of Registrable Securities that are the subject of such request within one hundred twenty (120) days from the effective date of such Registration Statement.  Following such request, the Company shall file with the SEC, as soon as possible but in any event within sixty (60) days of receipt of such request, such a Registration Statement covering the Registrable Securities requested to be included in such registration.  The Company shall use its commercially reasonable efforts to cause the Registration Statement to become effective as soon as reasonably possible, as determined in good faith by the Company.  The Company shall effect such registration of such Holders’ Registrable

Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders of Registrable Securities joining in such request pursuant to Section 2.1(d).  The Company shall keep any Registration Statement required by this Section 2.1(a) continuously effective, supplemented, amended and current as required by and subject to the provisions of Section 2.5 hereof and in conformity with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, until the earlier of (x) the date on which all Registrable Securities registered pursuant to such Registration Statement have been sold pursuant to such Registration Statement and (y) one hundred twenty (120) days from the effective date of the Registration Statement, provided that such one hundred twenty (120) day period shall be extended on a day-for-day basis for each day that the Registration Statement and related Prospectus were not available for use by the Holders.

(b)           Number of Demand Registrations

No more than two (2) requests per Investor Group for registration pursuant to Section 2.1(a) above, shall be required to be provided by the Company; provided, however, that any such Demand Registration shall not be counted as one of the two (2) Demand Registrations unless (i) the Registration Statement for such Demand Registration becomes effective, and (ii) the Registration Statement includes at least 75% of the Registrable Securities requested to be registered pursuant to such Demand Registration after the underwriter’s cutback pursuant to Section 2.1(e); and provided, further, that the Company shall not be required to comply with a request for Demand Registration (x) until 90 days after any public offering of the Company’s Common Stock registered under the Securities Act or (y) if the Company delivers notice to the Holders of Registrable Securities, within thirty (30) days after such request is received, of its intent in good faith to file a Registration Statement that would allow Holders of Registrable Securities to participate under Section 2.2 within sixty (60) days after such notice from the Company is sent (it being understood that such requests shall not count as one of the two (2) Demand Registrations, nor affect any rights to Piggyback Registrations, allowed hereunder); provided that, for the avoidance of doubt, if the Company does not file a Registration Statement based on clause (x) or (y) above, the Holders’ requests which were rejected shall not count towards the total number of requests permitted by this Section 2.1(b) and shall be deemed not to have been “made” for purposes of the next sentence.  No more than one request for Demand Registration per Investor Group may be made during any consecutive twelve (12) month period.

(c)           Required Thresholds

The Company shall not be obligated to prepare, file and cause to become effective pursuant to this Section 2.1 a Registration Statement unless the request for such Demand Registration provides for the resale of Registrable Securities with a proposed aggregate offering price, net of underwriting discounts and commissions, of the securities to be resold by the Holders in such Demand Registration of at least $50,000,000.

(d)           Participation

The Company shall give written notice to all Holders of Registrable Securities and Class D Registrable Stock within five (5) Business Days upon receipt of a request for a Demand Registration pursuant to Section 2.1(a) above. The Company shall, subject to Section 2.1(e) below, include in such Demand Registration such shares of Registrable Securities for which it has received written requests to register such shares within fifteen (15) days after such written notice has been given.  No shares of Common Stock or other securities (other than, to the extent required by the Class D Investor Rights Agreement, Class D Registrable Stock) to be sold by the Company or any Holder of shares of Common Stock or other securities of the Company (other than the Holders of Registrable Securities or Class D Registrable Stock) shall be included in any Registration effected pursuant to this Section 2.1.

(e)           Underwriter’s Cutback

If the public offering of Registrable Securities pursuant to this Section 2.1 is to be underwritten and, in the good faith judgment of the managing underwriter, the inclusion of all the Class D Registrable Stock and the Registrable Securities requested to be registered hereunder would interfere with the successful marketing of such underwritten offering, the Company will include in such registration, prior to the inclusion of Registrable Securities, to the extent required by the Class D Investor Rights Agreement, any shares of Class D Registrable Stock and then, prior to the inclusion of any securities that are not shares of Class D Registrable Stock or Registrable Securities, the number of shares of Registrable Securities requested to be included that in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, pro rata among the respective Holders thereof on the basis of the number of shares of Registrable Securities that each such Holder of Registrable Securities has requested the Company to include in such registration.

(f)            Managing Underwriter

The managing underwriter or underwriters of any underwritten public offering covered by a Demand Registration or an S-3 Registration shall be an underwriter selected by the Company, subject to the prior approval of the Holders of a majority of the shares of Registrable Securities of the requesting Investor Group, not to be unreasonably withheld or delayed.  Without limiting the foregoing, it is expressly acknowledged that the Holders may withhold their approval in any event that the underwriter proposed by the Company proposes compensation that is not competitive with other comparable underwriters.

2.2          Piggyback Registrations

(a)           Participation

Each time the Company decides to file a registration statement under the Securities Act (other than an Initial Public Offering that is not a Qualified Public Offering (unless the proposed aggregate gross offering price of the securities to be sold by selling stockholders participating in such Initial Public Offering is greater than $1,000,000), a Qualified Public Offering, registrations on Forms S-4 or S-8 or any successor form thereto, dividend or interest reinvestment plans on Forms S-1 or S-3 or any successor form thereto, and a Demand Registration) covering the offer and sale by the Company or any of its stockholders of any of its equity securities for cash (a “Piggyback Registration”), the Company shall give written notice thereof to all Holders of outstanding Registrable Securities promptly, but in any event at least ten (10) Business Days before the anticipated filing date.  Subject to Section 2.2(b), the Company shall include in such Registration

Statement such shares of Registrable Securities for which it has received written requests to register such shares within fifteen (15) days after such written notice has been given.  If the Registration Statement is to cover an underwritten offering, such Registrable Securities shall be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters.  The Holders of Registrable Securities will be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration.

(b)           Underwriter’s Cutback

If in the good faith judgment of the managing underwriter of such offering the inclusion of all of the shares of Registrable Securities and any other Common Stock requested to be registered would interfere with the successful marketing of such offering, then the number of shares of Registrable Securities and other Common Stock to be included in the offering shall be reduced to such smaller number with the participation in such offering to be in the following order of priority:  (i) first, the shares of Common Stock which the Company proposes to sell for its own account, if any, (ii) second, the shares of Class D Registrable Stock and Acquisition Securities requested to be included in such registration, if any, each as required under the Class D Investor Rights Agreement, (iii) third, the shares of Registrable Securities requested to be included in such registration, pro rata among the respective Holders thereof on the basis of the number of shares of Registrable Securities that each such Holder of Registrable Securities has requested the Company to include in such registration, and (iv) fourth, any other shares of Common Stock requested to be included.

2.3          Form S-3 Registration

(a)           Initiation

If the Company shall receive from any Investor Group a written request that the Company effect a registration on Form S-3 with respect to all or a part of the Registrable Securities owned by such Investor Group Holder(s), the Company shall use its commercially reasonable efforts to effect such registration of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders of Registrable Securities joining in such request pursuant to Section 2.3(e).  The Company shall keep such Form S-3 Registration Statement required by this Section 2.3(a) continuously effective, supplemented, amended and current as required by and subject to the provisions of Section 2.5 hereof and in conformity with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, until the first to occur of (i) the date on which the Registrable Securities registered on such Form S-3 Registration Statement have been sold pursuant to such Form S-3 Registration Statement or (ii) 180 days from the date the Form S-3 Registration Statement was declared effective by the SEC, provided that such 180-day period shall be extended on a day-for-day basis for each day that the Registration Statement and related Prospectus were not available for use by the Holders.

(b)           Number of S-3 Registrations

No more than two (2) requests for an S-3 Registration per Investor Group shall be required to be provided by the Company, and no more than one request for an S-3 Registration may be made pursuant to Section 2.3(a) during any consecutive twelve (12) month period; provided, however, that any such registration shall not be counted as one of the two (2) S-3 Registrations unless the Registration Statement includes at least 75% of the Registrable Securities requested to be registered pursuant to an S-3 Registration after the underwriter’s cutback pursuant to Section 2.3(f).

(c)           Limitations

Notwithstanding Section 2.3(a), the Company shall not be obligated to effect any such S-3 Registration pursuant to this Section 2.3:  (i) if Form S-3 is not available for such offering by the Holders of Registrable Securities or (ii) if the requesting Investor Group and the Holders participating in such registration in accordance with Section 2.3(e), collectively, propose to sell Registrable Securities at an aggregate gross offering price to the public of less than $15,000,000.  The Company, however, shall not be required to comply with a demand for Registration pursuant to Section 2.3(a) if the Company is, at the time such request is received, intends in good faith to file a Registration Statement that would allow Holders of Registrable Securities to participate under Section 2.2 within sixty (60) days after such request, provided that if the Company does not file a Registration Statement based on the foregoing, or if less than 75% of the Registrable Securities requested by such Holders to be registered are included in such Registration Statement, the Holders’ requests which were rejected shall not count towards the total number of requests permitted by Section 2.3(b).

(d)           S-3 Registrations Not Demand Registrations

Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

(e)           Participation

The Company shall give written notice to all Holders of Registrable Securities and Class D Registrable Stock within five (5) Business Days upon receipt of a request for an S-3 Registration pursuant to Section 2.3(a) above.  The Company shall, subject to Section 2.3(f) below, include in such S-3 Registration such shares of Registrable Securities for which it has received written requests to register such shares within fifteen (15) days after such written notice has been given.  No shares of Common Stock or other securities (other than, to the extent required by the Class D Investor Rights Agreement, the Class D Registrable Stock) to be sold by the Company or any Holder of shares of Common Stock or other securities of the Company (other than the Holders of Registrable Securities and Class D Registrable Stock) shall be included in any Registration effected pursuant to this Section 2.3.

(f)            Underwriter’s Cutback

If the public offering of Registrable Securities pursuant to this Section 2.3 is to be underwritten and, in the good faith judgment of the managing underwriter, the inclusion of all the Registrable Securities and Class D Registrable Stock requested to be registered in such offering would interfere with the successful marketing of such offering, then the Company will include in such registration, prior to the inclusion of Registrable Securities, to the extent required by the Class D Investor Rights Agreement, any shares of Class D Registrable Stock and then, prior to the inclusion of any securities that are not shares of Class D Registrable Stock or Registrable Securities, the number of shares of Registrable Securities requested to be included that in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, pro rata among the respective holders thereof on the basis of the number of shares of Registrable Securities that each such Holder has requested the Company to include in such registration.

2.4          Right to Defer Registration

Notwithstanding anything set forth in this Agreement, the Company shall have the right once per calendar year to delay the filing of a Registration Statement pursuant to this Agreement and to suspend the effectiveness of any such Registration Statement for a reasonable period of time (not to exceed one hundred twenty (120) days) if the Company furnishes to the selling Holders a certificate signed by an officer of the Company stating that the Company has determined in good faith that effecting such registration or offering at such time would adversely affect a financing, acquisition or disposition of assets, distribution rights or stock, merger or other comparable transaction or would require the Company to make public disclosure of information the public disclosure of which would have a material adverse effect upon the Company; provided that in either case the Company had actively employed in good faith commercially reasonable efforts to cause such Registration Statement to be declared effective prior to the occurrence of such event; provided further, that such one hundred twenty (120) day period shall terminate on such earlier time as such transaction is consummated or no longer proposed or the material information has been made public.  If the Company postpones or suspends the filing of a Registration Statement, it will notify the holders of Registrable Securities in writing of the postponement and the proposed length of the postponement or suspension and shall promptly notify such holders in writing when the events or circumstances permitting such postponement or suspension have ended.  Should the Company avail itself of the right to so delay filing or suspend effectiveness of a Registration Statement, such delay or suspension shall apply only so long as the condition or other circumstance that gave rise to the Company’s determination regarding the material adverse effect is continuing, but in no event shall such period exceed one hundred twenty (120) days.

2.5          Hold-Back Agreements

(a)           The Company agrees not to effect any public sale or distribution of its Common Stock during the 30-day period prior to, and during the ninety (90) day period after, the effective date of each underwritten offering made pursuant to a Registration, if so requested in writing by the managing underwriter of any offering effected pursuant to this Agreement (except as part of such underwritten offering or pursuant to registrations on Forms S-4 or S-8).
(b)           For so long as a Holder of Registrable Securities and any of its Affiliates own, directly or indirectly, Registrable Securities representing 50% or more of the Company’s outstanding Common Stock (on an as-converted basis), the Holders of Registrable Securities agree not to offer, sell, transfer or otherwise dispose of the Registrable Securities other than to any of their Permitted Transferees, or make any demand for, or exercise any right with respect to, the Registration of Registrable Securities:  (i) with respect to an Initial Public Offering, for a period of up to one hundred eighty (180) days (or such shorter period applicable to executive officers, directors or 5% or greater stockholders of the Company who collectively hold 50% or more of the Equity Securities collectively held by the entire group of executive officers, directors and 5% or greater stockholders of the Company) following the effective date of a registration statement relating to any Initial Public Offering, if requested in writing by the managing underwriter of such offering, or (ii) with respect to any public offering of Common Stock of the Company (other than the Initial Public Offering), for a period of up to ninety (90) days (or such shorter period applicable to executive officers, directors or 5% or greater stockholders of the Company who collectively hold 50% or more of the Equity Securities collectively held by the entire group of executive officers, directors and 5% or greater stockholders of the Company) after any such public offering of Common Stock of the Company, if requested in writing by the managing underwriter of such offering; provided, however, that if such managing underwriter or other party with the requisite authority waives any of the foregoing restrictions for executive officers, directors or 5% or greater stockholders of the Company who collectively hold 50% or more of the Equity Securities collectively held by the entire group of executive officers, directors and 5% or greater stockholders of the Company as a group following such Initial Public Offering or other public offering, as applicable, the Holders of Registrable Securities shall immediately be released from the restrictions set forth in this Section 2.5(b) to the same extent that such restrictions are waived for such group of executive officers, directors and 5% or greater stockholders of the Company.
(c)           The Holders of Registrable Securities that are excluded from any Registration pursuant to this Agreement as a result of the preferences of the Class D Registrable Stock also agree not to publicly offer or sell such excluded Registrable Securities for a period (not to exceed at least 30 days prior to the effective date of the applicable Registration Statement and 180 days thereafter) that the managing underwriter reasonably determines is necessary in order to effect the underwritten public offering of the Class D Registrable Stock in which such Registrable Securities were excluded from Registration.

2.6          Registration Procedures

In connection with any Registration Statement and any related Prospectus required by this Agreement, the Company shall prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and shall:

(a)           use its commercially reasonable efforts to keep such Registration Statement continuously effective and provide all requisite financial statements for the periods specified in Sections 2.1(a) or 2.3(a) of this Agreement, as applicable; provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto (other than any amendments or supplements resulting from the incorporation by reference in such Registration Statement or Prospectus to the Company’s periodic and current reports filed with the SEC under the Exchange Act), the Company will furnish to the holders of the Registrable Securities covered by such Registration Statement and the managing underwriters, if any, copies of all such documents proposed to be filed, and will provide such holders and such underwriters a reasonable period of time to review and comment on such documents.  The Company will not file any such Registration Statement or amendment thereto or Prospectus or any supplement thereto (other than any amendments or supplements resulting from the incorporation by reference in such Registration Statement or Prospectus to the Company’s periodic and current reports filed with the SEC under the Exchange Act) that contains disclosure regarding the Holders of an Investor Group that such Investor Group reasonably objects to on a timely basis after delivery of the form and substance of such disclosure to such Investor Group.  Upon the occurrence of any event that would cause any such Registration Statement or the Prospectus contained therein (A) to contain an untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (B) not to be effective and usable for resale of Registrable Securities during the period required by this Agreement, the Company shall file promptly an appropriate amendment to such Registration Statement curing such defect, and, if SEC review is required, use its commercially reasonable efforts to cause such amendment to be declared effective by the SEC as soon as practicable;
(b)           prepare and file with the SEC such amendments and post-effective amendments to the applicable Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period set forth in Sections 2.1(a) or 2.3(a) hereof, as the case may be; cause the Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provision then in effect) under the Securities Act, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement as so amended or supplement to the Prospectus;
(c)           promptly notify the selling Holders of Registrable Securities and the managing underwriter, if any, and (if requested by any such Person) confirm such advice in writing,

(1)           when the Prospectus or any supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective,

(2)           of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for additional information,

(3)           of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose,

(4)           of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and

(5)           of the existence of any fact or the happening of any event which results in the Registration Statement, the Prospectus or any amendment or supplement thereto, or any document incorporated therein by reference containing a Misstatement, and

(6)           of the Company’s determination that a post-effective amendment to a Registration Statement would be appropriate;

(d)           make every commercially reasonable effort to obtain the withdrawal or lifting of any order suspending the effectiveness of the Registration Statement at the earliest possible time;

(e)           if requested by the managing underwriter or a Holder of Registrable Securities being sold in connection with an underwritten offering, promptly incorporate in a supplement or post-effective amendment such information as the managing underwriter and the Holders of a majority of the Registrable Securities being sold agree should be included therein relating to the sale of the Registrable Securities, including, without limitation, information with respect to the number of shares of Registrable Securities being sold to underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such supplement or post-effective amendment as soon as notified of the matters to be incorporated in such supplement or post-effective amendment;
(f)            furnish to each selling Holder of Registrable Securities and the managing underwriter, without charge, before filing with the SEC, copies of any Registration Statement or any Prospectus included therein or any amendments or supplements to any such Registration Statement or Prospectus (not including any Form 8-K, Form 10-Q, Form 10-K, Proxy Statement or other documents incorporated by reference after the initial filing of such Registration Statement), which documents will be subject to the review and comment of such Holders in connection with such sale, if any, for a period of three (3) Business Days, and the Company will not file any such Registration Statement or Prospectus or any amendment or supplement to any such Registration Statement or Prospectus (not including any Form 8-K, Form 10-Q, Form 10-K, Proxy Statement or other documents incorporated by reference after the initial filing of such Registration Statement) to which such Holders shall reasonably object within three (3) Business Days after the receipt thereof;
(g)           furnish to each selling Holder of Registrable Securities and the managing underwriter, without charge, at least one copy of the Registration Statement, as first filed with the SEC, and of each amendment thereto, including all documents incorporated by reference therein and all exhibits (including exhibits incorporated therein by reference);
(h)           deliver to each selling Holder of Registrable Securities and the underwriters, if any, without charge, as many copies of each Prospectus (and each preliminary prospectus) and any amendment or supplement thereto as such Persons may reasonably request (the Company hereby consenting to the use of each such Prospectus (or preliminary prospectus) by each of the selling Holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus (or preliminary prospectus) in accordance with applicable law and the disclosure set forth in such Prospectus);
(i)            prior to any public offering of Registrable Securities, register or qualify or cooperate with the selling Holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration, exemption from registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions as such selling Holders or underwriters may designate in writing, keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and do anything else reasonably necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(j)            cooperate with the selling Holders of Registrable Securities and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold and cause such Registrable Securities to be in such denominations and registered in such names as the managing underwriter may reasonably request at least three (3) Business Days prior to any sale of Registrable Securities to the underwriters;
(k)           cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the selling Holders of Registrable Securities thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities;
(l)            if the Registration Statement or the Prospectus contains a Misstatement, or if the Company determines that a post-effective amendment to the Registration Statement would be appropriate, prepare a supplement or post-effective amendment to the Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, the Prospectus will not contain a Misstatement; the Company will use its commercially reasonable efforts to cause any post-effective amendment so filed to be declared effective by the SEC;
(m)          cause all Registrable Securities covered by the Registration Statement to be listed on the New York Stock Exchange, Nasdaq or any other comparable exchange or trading market, consistent with the listing of the Company’s Common Stock;
(n)           provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all Registrable Securities, in each case not later than the effective date of the Registration Statement; and provide the transfer agent, if necessary, with printed certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company;
(o)           in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in customary form with the managing underwriter of such offering and perform all other action as are customary in such an underwritten public offering, including reasonable participation of senior management in a “road show”;
(p)           enter into such agreements (including an underwriting agreement, if such offering is underwritten) and do anything else reasonably necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with applicable law and the disclosure set forth in the applicable Registration Statement, and in such connection:

(1)           make such representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its subsidiaries, the Registration Statement, Prospectus and documents incorporated by reference or deemed incorporated by reference, if any, in each case, in form, substance and scope as are customarily made by issuers in the same type of offering;

(2)           obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriter and the Holders of a majority of the Registrable Securities being sold), addressed to each selling Holder and the underwriter covering the matters customarily covered in opinions delivered to underwriters in underwritten offerings and such other matters as may be reasonably requested by such Holders or underwriters (except that the opinion shall include a 10b-5 negative assurance letter only in connection with an underwritten offering);

(3)           for an underwritten registration only, obtain “comfort” letters and updates thereof from the Company’s independent certified public accountants (and, if necessary, any other certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data is, or is required to be, included in the Registration Statement) addressed to the selling Holders of Registrable Securities registered thereunder and the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters by underwriters in connection with underwritten offerings; and

(4)           deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold and the managing underwriter, if any, to evidence compliance with clause (1) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

The above shall be done at each closing under such underwriting or similar agreement, and upon effectiveness of the Registration Statement if such registration is not underwritten;

(q)           following reasonable advance notice, make available for inspection by representatives of the Holders of a majority of the Registrable Securities being sold, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney or accountant retained by the selling Holders of Registrable Securities or any such underwriter, all relevant financial and other records and pertinent corporate documents and properties of the Company, as shall be reasonably deemed necessary the such Holder, and cause the Company’s officers, directors and employees to supply all relevant information, reasonably requested by any such selling Holder, underwriter, attorney or accountant in connection with the Registration as is customary for similar due diligence examinations during normal business hours at the offices where such information is normally kept; provided that any records, information or documents that are designated by the Company in writing as confidential shall be kept confidential by such Persons unless disclosure of such records, information or documents is required by court or administrative order;
(r)            comply with all applicable rules and regulations of the SEC, and make generally available to its security Holders earnings statements satisfying the provisions of Section 11(a) of the Securities Act, and Rule 158 thereunder (or any similar rule promulgated under the Securities Act), no later than forty-five (45) days after the end of any twelve (12) month period (or ninety (90) days, if such period is a fiscal year) (x) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in an underwritten offering, or, if not sold to underwriters in such an offering, (y) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Registration Statement, which statements shall cover said twelve (12) month periods.
(s)           Cooperate and assist in any filings required to be made with NASD and in the performance of any due diligence investigation by any underwriter (including any “qualified independent underwriter” that is required to be retained in accordance with the rules and regulations of the NASD).

2.7          Registration Expenses

Pursuant to a Registration, all Registration Expenses incurred in connection with the Company’s performance of or compliance with this Agreement will be borne by the Company, regardless of whether a Registration Statement becomes effective.

2.8          Indemnification

(a)           Indemnification by Company

The Company agrees to indemnify and hold harmless each Indemnified Holder from and against all Claims arising out of or based upon any Misstatement or alleged Misstatement in the Registration Statement as it is declared effective, any issuer free-writing prospectus (as defined in Rule 433(h) of the Securities Act) or any Prospectus included in such effective Registration Statement or prospectus supplement used to sell the Registrable Securities by such Indemnified Holder, except insofar as such Misstatement or alleged Misstatement was based upon or reliance upon information furnished in writing to the Company by such Indemnified Holder expressly for use in the document containing such Misstatement or alleged Misstatement.  The foregoing notwithstanding, the Company shall not be liable to the extent that any such Claim arises out of or is based upon a Misstatement or alleged Misstatement made in any preliminary prospectus if:  (i) such Indemnified Holder failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale of Registrable Securities giving rise to such Claim and (ii) the Prospectus would have corrected such untrue statement or omission.  In addition, the Company shall not be liable to the extent that any such Claim arises out of or is based upon a Misstatement or alleged Misstatement in a Prospectus, (x) if such Misstatement or alleged Misstatement is corrected in an amendment or supplement to such Prospectus and (y) having previously been furnished by or on behalf of the Company with copies of the Prospectus as so amended or supplemented, such Indemnified Holder thereafter fails to deliver such Prospectus as so amended or supplemented prior to or concurrently with the sale to the person who purchased a Registrable Security from such Indemnified Holder and who is asserting such Claim.

The rights of any Holder of Registrable Securities hereunder will not be exclusive of the rights of any Holder of Registrable Securities under applicable law or any other agreement or instrument of any Holder of Registrable Securities to which the Company is a party.  Nothing in such other agreement or instrument will be interpreted as limiting or otherwise adversely affecting a Holder of Registrable Securities hereunder and nothing in this Agreement will be interpreted as limiting or otherwise adversely affecting the Holder of Registrable Securities’ rights under any such other agreement or instrument; provided, however, that no Indemnified Holder will be entitled hereunder to recover more than its indemnified Claims.  The indemnity agreement contained in this

Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (not to be unreasonably withheld or delayed).

(b)           Indemnification Procedures

If any action or proceeding (including any governmental investigation or inquiry) shall be brought or asserted against an Indemnified Holder in respect of which indemnity may be sought from the Company, such Indemnified Holder shall promptly notify the Company in writing, and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Holder and the payment of all reasonable expenses. Such Indemnified Holder shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such separate counsel shall be the expense of such Indemnified Holder unless (i) the Company has agreed to pay such fees and expenses, (ii) the Company shall have failed to assume the defense of such action or proceeding within thirty (30) days of receipt of notice of a claim from such Indemnified Holder or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both such Indemnified Holder and the Company, and such Indemnified Holder shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Holder that are different from or additional to those available to the Company.  If such Indemnified Holder notifies the Company in writing that it elects to employ separate counsel at the reasonable expense of the Company as permitted by the provisions of the preceding sentence, the Company shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Holder.  The foregoing notwithstanding, the Company shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for such Indemnified Holder any other Indemnified Holders (which firm shall be designated in writing by such Indemnified Holders) in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances.  The Company shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Company agrees to indemnify and hold harmless such Indemnified Holders from and against any loss or liability by reason of such settlement or judgment to the extent such Indemnified Holder is entitled to indemnification under Section 2.8(a).

(c)           Indemnification by Holder of Registrable Securities

Each Holder of Registrable Securities agrees severally and not jointly to indemnify and hold harmless the Company, its directors and officers and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Holder, but only with respect to information relating to such Holder furnished in writing by such Holder expressly for use in any Registration Statement, Prospectus or preliminary prospectus; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such Claim if such settlement is effected without the consent of the Holder of Registrable Securities (not to be unreasonably withheld or delayed).  In no event, however, shall the liability hereunder of any selling Holder of Registrable Securities be greater than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.  In case any action or proceeding shall be brought against the Company or its directors or officers or any such controlling person, in respect of which indemnity may be sought against a Holder of Registrable Securities, such Holder shall have the rights and duties given the Company and the Company or its directors or officers or such controlling person shall have the rights and duties given to each Holder by Sections 2.8(a) and 2.8(b) above.

(d)           Contribution

If the indemnification provided for in this Section 2.8 is unavailable to an indemnified party under Section 2.8(a) or Section 2.8(c) above (other than by reason of exceptions provided in those Sections) in respect of any Claims referred to in such Sections, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such Claims as well as any other relevant equitable considerations.  The amount paid or payable by a party as a result of the Claims referred to above shall be deemed to include, subject to the limitations set forth in Section 2.8(b), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.  The relative fault of the indemnifying party on the one hand and of the indemnified party on the other shall be determined by reference to, among other things, whether the Misstatement or alleged Misstatement relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Misstatement or alleged Misstatement.  The Company and each Holder of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 2.8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.  Notwithstanding the provisions of this Section 2.8(d), a selling Holder of Registrable Securities shall not be required to contribute any amount in excess of the amount by which the net proceeds of the securities sold by such selling Holder of Registrable Securities to the public exceeds the amount of any damages which such selling Holder of Registrable Securities has otherwise been required to pay by reason of such Misstatement or alleged Misstatement.  No party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentation.

The provision of this Section 2.8 shall survive the completion of any offering of Registrable Securities on a Registration Statement.

2.9          Requirements for Participation in Underwritten Offerings

No Person may participate in any underwritten offering pursuant to a Registration hereunder unless such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

2.10        Treatment of Acquisition Securities

The Company may agree to register, upon the limited basis specified herein, up to 5% of the outstanding shares of Common Stock (on a fully-diluted basis giving effect to the conversion or exercise of all outstanding derivative securities) issued to unrelated third parties as consideration for acquisitions of assets and businesses (the “Acquisition Securities”), provided that the Company shall not agree to register any such Acquisition Securities unless such agreement specifically provides that:

(a)           the Holders of such Acquisition Securities may not participate in any S-3 Registration or Demand Registration without the consent of the Holders of a majority of the shares of the Registrable Securities requesting such registration; provided, however, that such consent shall not be required if the Holders of such Acquisition Securities agree in any S-3 Registration or Demand Registration that the Holders of Registrable Securities have absolute priority over them to be included in such an offering if the offering is subject to an underwriter’s cutback;

(b)           the Holders of such Acquisition Securities may not participate in any Piggyback Registration if the sale of Registrable Securities is to be underwritten unless, if the managing underwriter limits the total number of shares to be sold, the Holders of such Acquisition Securities agree that in any S-3 Registration or Demand Registration the Holders of Registrable Securities have absolute priority over them to be included in such an offering if the offering is subject to an underwriter’s cutback;

(c)           all Acquisition Securities excluded from any Registration as a result of the foregoing limitations may not be publicly offered or sold for a period (not to exceed at least 30 days prior to the effective date of the Registration Statement and (i) 180 days thereafter for the Initial Public Offering or (ii) 90 days thereafter for any public offering other than the Initial Public Offering) that the managing underwriter reasonably determines is necessary in order to effect the underwritten public offering of Registrable Securities registered pursuant to this Agreement; and

(d)           the Company may grant to the Holders of Acquisition Securities in any such agreement the right, beginning twelve (12) months after the completion of a Qualified Public Offering, to have such Acquisition Securities be covered by a registration statement providing for the resale of such shares on a non-underwritten basis, provided that any such agreement shall specifically (i) permit the Holders of Registrable Securities to participate in such resale registration at the discretion of such Holders and (ii) provide that no more than one such request for registration may be made by the holders of Acquisition Securities considered together during any consecutive twelve (12) month period.

2.11        Exchange Act Reporting Requirements

The Company shall use its commercially reasonable efforts to take such action and file such information, documents and reports, as shall hereafter be required by the SEC as a condition to the availability of Rule 144 under the Securities Act (or any successor provision).  The Company will reasonably cooperate with any Holder of Registrable Securities (including without limitation by making such representations as any such Holder may reasonably request), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitations of the exemptions provided by Rules 144 and 144A (including without limitation the requirements of Rule 144A(d)(4)).

2.12        Termination of Registration Rights

With respect to each Holder of Registrable Securities, the registration and other rights set forth in this Agreement shall expire upon the earlier of (a) the third anniversary of a Qualified Public Offering, (b) the date such Holder sells all Registrable Securities owned by such Holder pursuant to an effective Registration Statement or (c) the date such Holder, without registration under the Securities Act, is able to sell all Registrable Securities owned by such Holder in any ninety (90) day period pursuant to Rule 144 without reliance on Rule 144(k).

3.                                      Drag-Along Rights

(a)           In connection with a sale of substantially all of the Company’s voting securities to a third party (a “Drag-Along Sale”), at the Company’s election and in its sole discretion, the Company shall have the right to cause all Holders of New Preferred Shares or Registrable Securities to sell their securities in such sale to such third party upon the same terms and conditions and at a price equal to the per share price paid to the other stockholders in such sale as determined with reference to the Common Stock equivalent of such shares (the “D-A Sale Price”); provided, however, that if the D-A Sale Price is less than the Liquidation Preference, then the Holders of New Preferred Shares shall be entitled to the Liquidation Preference rather than the D-A Sale Price; and provided, further, that if the Drag-Along Sale is for securities (other than securities that are publicly traded and not subject to any restrictions on transfer by law, agreement or otherwise) or other property for which there is no readily available market price, the Holders of New Preferred Shares shall be entitled to an amount equal to the Cash Value of such securities or property.
(b)           In connection with any Drag-Along Sale, (i) the Company shall bear all reasonable costs and expenses incurred by the Holders of New Preferred Shares or Registrable Securities, including, without limitation, reasonable fees of their counsel, (ii) the Holders shall not be required to make any representations or warranties in any such Drag-Along Sale other than representations relating to title and due authority, and (iii) the Holders shall not be responsible for any indemnification obligations in such Drag-Along Sale other than indemnification obligations related to breaches of any representations or warranties relating to title and due authority.
(c)           The obligations of the Holders of the New Preferred Shares and Registrable  Securities set forth in this Section 3 shall terminate upon the completion of an Initial Public Offering.

4.                                      Investors’ Right of First Offer

4.1          ROFO Notice

Only after the Company has issued New Preferred Shares with an aggregate Liquidation Preference of $260,000,000, if the Company desires to issue or sell any shares of New Preferred Shares, the Company shall give at least twenty-five (25) days’ prior written notice to the Investor Group Holders (the “ROFO Notice”) to such effect identifying the amount of New

Preferred Shares to be sold, the price at which the Company proposes to sell the New Preferred Shares (the “ROFO Price”) and the proposed closing date for such proposed sale and describing any other material terms and conditions of such proposed sale, including the conversion price.  Each Investor Group Holder shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate, provided that such Affiliate is neither a Direct Competitor of the Company nor was at any time a holder of the Class D Preferred Stock.

4.2          Class F Preferred Shelf Offered Shares

During the first year after the initial issuance of the Class F Preferred Shares, if the Company desires to issue or sell any shares of New Preferred Shares, the Company must offer the first $25,000,000 of the additional issuance to the Investor Group Holders of the Class F Preferred Shares (the “Class F Preferred Shelf”).  If the Investor Group Holders of the Class F Preferred Shares elects not to purchase any or all of the shares from the Class F Preferred Shelf that the Company desires to sell (the “Rejected Class F Preferred Shelf”), then the Company must provide the Investor Group Holders (other than the Investor Group Holders of the Class F Preferred Shares) a ROFO Notice containing the same terms initially offered to the Investor Group Holders of the Class F Preferred Shares.  Upon receipt of the ROFO Notice, such Investor Group Holders and their respective Affiliates (provided that such Affiliate is neither a Direct Competitor of the Company nor was at any time a holder of the Class D Preferred Stock) shall initially have the first right and option to purchase all of the shares of the Rejected Class F Preferred Shelf offered for the same consideration, at the same purchase price and on the same terms as specified in the ROFO Notice (and as the terms were originally offered to the Investor Group Holders of the Class F Preferred Shares), exercisable for twenty-five (25) Business Days after receipt of the ROFO Notice.  Failure of such Investor Group Holders to respond to the ROFO Notice within such twenty-five (25) Business Day period shall be deemed to constitute a notification to the Company of such Investor Group Holder’s decision not to exercise the first right and option to purchase the shares pursuant to the Rejected Class F Preferred Shelf under this Section 4.2.  Such Investor Group Holders may exercise their right and option to purchase the Rejected Class F Preferred Shelf shares pursuant to the procedures set forth in Section 4.3.

4.3          Offered Shares

(a)           Upon receipt of the ROFO Notice, the Investor Group Holders and their respective Affiliates (provided that such Affiliate is neither a Direct Competitor of the Company nor was at any time a holder of the Class D Preferred Stock) shall initially have the first right and option to purchase on a pro rata basis (based on each Investor Group’s relative ownership of the outstanding New Preferred Shares, and within each Investor Group, as determined by the Investor Group Holders)  that portion of New Preferred Shares to be offered (the “Offered Shares”) for the same consideration, at the same purchase price and on the same terms as specified in the ROFO Notice, exercisable for twenty-five (25) Business Days after receipt of the Notice.  Failure of an Investor Group Holder to respond to the Notice within such twenty-five (25) Business Day period shall be deemed to constitute a notification to the Company of such Investor Group Holder’s decision not to exercise the first right and option to purchase the Offered Shares under this Section 4.  Any Investor Group Holder, or any of the Investor Group Holder’s Affiliate (provided that such Affiliate is neither a Direct Competitor of the Company nor was at any time a holder of the Class D

Preferred Stock) may exercise its right and option to purchase such Offered Shares by giving written notice of exercise to the Company within such twenty-five (25) Business Day period, specifying the date (not later than three (3) Business Days from the date of expiration of all applicable first rights and options to purchase shares under this Section 4.3(a) upon which payment of the purchase price for the shares purchased pursuant to this paragraph shall be made.
(b)           At the expiration of such twenty-five (25) Business Day period, the Company shall promptly notify each Investor Group Holder that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Investor Group Holder’s failure to do likewise.  During the five (5) Business Day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above on a pro rata basis (based on the proportion of outstanding New Preferred Shares held by the Investor Group of such Fully Exercising Investor to the outstanding New Preferred Shares held by all Fully Exercising Investors of other Investor Groups who wish to purchase such unsubscribed shares) that portion of the Offered Shares for which the Investor Group Holders were entitled to subscribe but that were not subscribed for by the Investor Group Holders.  Any Investor Group Holder, or any of the Investor Group Holder’s Affiliates (provided that such Affiliate is neither a Direct Competitor of the Company nor was at any time a holder of the Class D Preferred Stock) may exercise its right and option to purchase such Offered Shares by giving written notice of exercise to the Company within such five (5) Business Day period, specifying the date (not later than three (3) Business Days from the date of expiration of all applicable first rights and options to purchase shares under this Section 4.3(b) upon which payment of the purchase price for the shares purchased pursuant to this paragraph shall be made.

4.4          Non-Cash Consideration

If the ROFO Price, or a portion of the ROFO Price, involves consideration other than cash, the Investor Group Holders shall have the right to purchase all or a portion of the Offered Shares for a cash amount equal to the sum of the portion of such consideration which is cash plus the Cash Value of the non-cash consideration.

4.5          Delivery of Shares

At the closing of the purchase by the Investor Group Holder(s) of all or a portion of the Offered Shares, the Company shall deliver to each purchasing Investor Group Holder or its Affiliates certificates evidencing the Offered Shares, against payment of the purchase price therefor in cash.

4.6          Subsequent Offers

The Company may, during the 150-day period following the latest applicable expiration of the notice period in Section 4.3, offer the remaining unsubscribed portion of such Offered Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the ROFO Notice.  If the Company does not enter into an agreement for the sale of the remaining Offered Shares within such period, or if such agreement is not consummated within forty-five (45) days of the execution thereof, the right provided in this

Section 4 shall be deemed to be revived and such remaining Offered Shares shall not be sold unless first reoffered to the Investor Group Holders in accordance with this Section 4.

4.7          Right of First Offer Adjustments

An Investor Group Holder that exercises its right of first offer pursuant to this Section 4 (including pursuant to the Class F Preferred Shelf) shall receive shares of the same class of Preferred Stock initially acquired by the Investor Group of such Investor Group Holder, regardless of the class of New Preferred Shares that the Company desires to issue.

4.8          Termination

The rights and obligations set forth in this Section 4 shall terminate upon the completion of a Qualified Public Offering.

5.                                      Preemptive Rights

5.1          So long as an Investor Group holds New Preferred Shares with an aggregate liquidation preference of at least $50.0 million, if the Company proposes to issue or sell any New Securities at a price less than the then Cash Value of the New Securities, each Holder in such Investor Group shall have a preemptive right to purchase a pro rata share of such New Securities proposed to be issued or sold in accordance with the terms of this Section 5.  For purposes of this Section 5.1, an Investor Group Holder’s pro rata share is the ratio of the number of shares of Common Stock held by such Investor Group Holder immediately prior to the issuance or sale of New Securities (assuming the conversion into the largest number of shares of Common Stock into which all shares of New Preferred Shares held by such Investor could then be converted) to the total number of shares of Common Stock outstanding immediately prior to the issuance or sale of New Securities (assuming the conversion into the largest number of shares of Common Stock into which all shares of capital stock of the Company outstanding at such time could then be converted and including all shares of Common Stock issued or issuable upon the exercise of any outstanding warrants or options).  If any Investor Group Holder fails to exercise his, her or its preemptive right to purchase his, her or its full pro rata share of New Securities under this Section 5.1 (each, a “Non-Purchasing Holder”), the other Investor Group Holders of eligible Investor Groups who exercise their preemptive rights to purchase their full pro rata share of New Securities (the “Participating Holders”) shall also have a right of over-allotment to purchase New Securities not purchased by the Non-Purchasing Holders, pro rata according to the shares of Common Stock held by all such Participating Holders (assuming the conversion into the largest number of shares of Common Stock into which all shares of New Preferred Shares held by such Participating Holders could then be converted) or in such other proportions as they may agree, within ten (10) Business Days after the date such Non-Purchasing Holders fail to exercise their preemptive rights hereunder to purchase his, her or its full pro rata share of New Securities.

5.2          In the event the Company proposes to issue or sell New Securities, it shall give each Investor Group Holder of an eligible Investor Group written notice of its intention, describing the New Securities, their price and the terms upon which the Company proposes to issue or sell the same.  Each such Investor Group Holder shall have twenty-five (25) days after such notice is given (unless the Cash Value is disputed, in which case the twenty-five (25) day period will be suspended until the Cash Value is determined pursuant to the definition of Cash Value) to agree to purchase such Investor Group Holder’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

5.3          In the event that the Investor Group Holders of eligible Investor Groups fail to exercise fully all preemptive rights within said twenty-five (25)-day period and after the expiration of the ten (10)-day period for the exercise of the over-allotment provisions of Section 5.1, the Company shall have ninety (90) days thereafter to sell the remaining New Securities that the Investor Group Holders of eligible Investor Groups do not elect to purchase upon exercise of the preemptive rights pursuant to this Section 5, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to the Investor Group Holders pursuant to Section 5.2.  In the event the Company has not sold all such remaining New Securities within such ninety (90)-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Investor Group Holders of eligible Investor Groups in the manner provided in Section 5.2.

5.4          The rights and obligations set forth in this Section 5 shall terminate upon the completion of a Qualified Public Offering.

6.                                      Transfer Restrictions; Company’s Right of First Refusal

6.1          Securities Law Compliance

No New Preferred Shares or Registrable Securities may be Transferred by a Holder of such securities (other than pursuant to an effective Registration Statement under the Securities Act) unless such Holder first delivers to the Company an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company (it being agreed that the opinion of such Holder’s in-house counsel shall be satisfactory to the Company), to the effect that such Transfer is not required to be registered under the Securities Act.

6.2          Non-Transferability

(a)           Notwithstanding Section 6.1, an Investor may not Transfer or cause to be transferred all or any portion of such Investor’s New Preferred Shares or Registrable Securities, except (i) to the extent required by law for regulatory purposes, (ii) to any Person so long as (x) all voting, inspection, information, disposition and other significant matters pertaining to the New Preferred Shares and Registrable Securities are controlled by such Investor or the Person that controls all voting and other significant matters of such Investor, if applicable, provided that (A) the Investor transferring New Preferred Shares or Registrable Securities originally purchased the New Preferred Shares or Registrable Securities directly from the Company or (B) the voting and other significant matters of the Person to whom such shares are being transferred are controlled by a Person that controls the voting and other significant matters of New Preferred Shares or Registrable Securities of another Investor that originally purchased the New Preferred Shares or Registrable Securities directly from the Company, and (y) such Person is neither (A) a Person that directly competes with the Company and derives a substantial portion of its revenue directly (and not through the ownership of any securities) from architecture, engineering, project/construction management, operating and maintenance and planning/consulting in the transportation, facilities, environmental and/or government services markets (a “Direct Competitor”), nor (B) was at any time a holder of the Class D Preferred Stock, or (iii) to transferees mutually acceptable to such Investor and the Company (it being understood that no Person described in clause (y) above shall be acceptable to the Company).  Any permitted transferee described in this Section 6.2(a) will be referred to herein as a “Permitted Transferee.”
(b)           Subject to compliance with the other provisions of this Section 6, a Holder of New Preferred Shares or Registrable Securities can only Transfer any New Preferred Shares or Registrable Securities held by such Holder if the transferee consents in writing to be bound by the terms of this Agreement by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit A.

6.3          Void Transfers

Any Transfer or attempted Transfer of any New Preferred Shares or Registrable Securities in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books nor treat any purported transferee of such New Preferred Shares or Registrable Securities as the owner of such New Preferred Shares or Registrable Securities for any purpose.

6.4          Company Right of First Refusal

If a Holder desires to sell any New Preferred Shares or Registrable Securities in compliance with this Section 6, other than a sale to any of its Permitted Transferees, such Holder shall give at least twenty (20) Business Days’ prior written notice to the Company (the “Transfer Notice”) to such effect identifying the amount of New Preferred Shares to be sold (the “Transferring Shares”), the price at which the Holder proposes to sell the Transferring Shares (the “Transfer Price”), the proposed closing date for such proposed sale, the identity of the transferee, and a description of  any other material terms and conditions of such proposed sale.

6.5          Company Right of First Refusal Procedures

Upon receipt of the Transfer Notice, the Company shall initially have the first right and option to purchase all and not less than all of the Transferring Shares for the same consideration, at the same purchase price and on the same terms as specified in the Transfer Notice, exercisable for twenty-five (25) days after receipt of the Transfer Notice.  Failure of the Company to respond to the Transfer Notice within such twenty-five (25) day period shall be deemed to constitute a notification to the Investor of such Company’s decision not to exercise the first right and option to purchase the Transferring Shares under this Section 6.  The Company may exercise its right and option to purchase such Transferring Shares by giving written notice of exercise to the Investor within such twenty-five (25) day period, specifying the date (not later than three (3) Business Days from the date of expiration of all applicable first rights and options to purchase shares under this Section 6) upon which payment of the purchase price for the shares purchased pursuant to this paragraph shall be made.

6.6          Non-Cash Consideration

If the Transfer Price, or a portion of the Transfer Price, involves consideration other than cash, the Company shall have the right to purchase all of the Transferring Shares for a cash amount equal to the sum of the portion of such consideration which is cash plus the Cash Value of the non-cash consideration.

6.7          Delivery of Shares

At the closing of the purchase by the Company of all of the Transferring Shares, the Holder shall deliver to the Company certificates evidencing the Transferring Shares, against payment of the purchase price therefor in cash.

6.8          Subsequent Offers

The Holder may, during the 90-day period following the closing of the purchase of a portion of the Transferring Shares, offer the remaining unsubscribed portion of such Transferring Shares to any person or persons identified in the Transfer Notice in compliance with Section 6.2 at a price not less than, and upon terms no more favorable to the offeree than those specified in the Transfer Notice.  If the Holder does not enter into an agreement for the sale of the remaining Transferring Shares within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided in this Section 6 shall be deemed to be revived and such remaining Transferring Shares shall not be sold unless first reoffered to the Company in accordance with this Section 6.

6.9          Termination

The rights and obligations set forth in Sections 6.2 to 6.8 shall terminate upon the completion of a Qualified Public Offering; provided that the Holders of any New Preferred Shares or Registrable Securities that are Transferred after the Qualified Public Offering shall no longer be entitled to the rights granted to the initial Holders of such New Preferred Shares or Registrable Securities pursuant to this Agreement, including the rights pursuant to Section 2 and 10 hereof; provided that the covenant in Section 8.2 shall remain in effect indefinitely on the Holders of such New Preferred Stock.

7.                                      Delivery of Financial Statements

7.1          Annual Financial Statements

Until the earlier of (i) the completion of an Initial Public Offering and (ii) the date on which the Company becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, the Company shall deliver to each Investor Group Holder, an audited consolidated balance sheet of the Company and its subsidiaries as at the end of each fiscal year and audited consolidated statements of operations and of cash flows of the Company and its subsidiaries for each fiscal year, including all notes to such financial statements, at the same time the Company delivers such financial statements to the borrowers under the Senior Credit Facility.  In the event that the Senior Credit Facility is terminated, the Company shall deliver such financial statements pursuant to the requirements of the Senior Credit Facility as of the date of termination.

7.2          Quarterly Financial Statements and Annual Budget

Until the earlier of (i) the completion of an Initial Public Offering and (ii) the date on which the Company becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, the Company shall deliver to each Investor Group Holder (so long as such Holder’s Investor Group holds New Preferred Shares with a Liquidation Preference of at least $10,000,000), a consolidated balance sheet of the Company and its subsidiaries as at the end of each of the first three fiscal quarters, consolidated statements of operations and of cash flows of the Company and its subsidiaries for each of the first three fiscal quarters, including all notes to such financial statements, and an annual operating budget for the Company for the following fiscal year, at the same time the Company delivers such financial statements and budget to the borrowers under the Senior Credit Facility.   In the event that the Senior Credit Facility is terminated, the Company shall deliver such financial statements pursuant to the requirements of the Senior Credit Facility as of the date of termination.

8.                                      Investigations and Access

8.1          Access to Information

Until the earlier of (i) the completion of an Initial Public Offering and (ii) the date on which the Company becomes subject to the reporting requirements under the Exchange Act, the Company (A) agrees to permit the Investor Group Holders and their agents and representatives, upon reasonable advance notice to an officer of the Company, reasonable access during normal business hours to (1) the premises of the Company and its subsidiaries and (2) all the books, computer software application systems, files and records of the Company and its subsidiaries, including, but not limited to, lease, loan, real estate, financial, tax and personnel files and records, and to furnish the Investor Group Holders such financial and operating data, reports and other information with respect to the business, assets and properties of the Company as the Investor Group Holders shall reasonably request; and (B) will provide the Investor Group Holders and their representatives and agents, reasonable access during normal business hours to the Company’s executives, officers and other key employees for the discussion of the materials described above in Sections 7 and 8 and other matters relating to the Company’s business; provided that such inspection and access shall not (1) extend to information that is the subject of government “classified,” security or similar restrictions, (2) unreasonably disrupt the day-to-day business operations of the Company and its Subsidiaries, (3) violate a confidentiality agreement between the Company and a third party, or (4) result in the waiver of any attorney-client, attorney work product or other similar legal privilege asserted by the Company in good faith.

8.2          Confidentiality

(a)           Each Investor agrees to keep confidential any records, documents or other confidential information received on or after the date hereof by such Investor (in its capacity as such) under Sections 7 and 8 herein or otherwise, other than any such confidential information that becomes generally available to the public other than as a result of a breach by the Investors of their obligations hereunder or that is or becomes available to such Investor from a source other than the Company or any of its Subsidiaries, or any of their authorized representatives, and that is not, to the actual knowledge of the recipient thereof, subject to obligations of confidentiality with respect thereto; provided that each such Investor may disclose such confidential materials or information to:

(1)           its directors, officers, trustees, partners, employees, rating agencies, representatives, accountants, attorneys and other agents in their capacity as such;

(2)           its Affiliates, and the directors, officers, trustees, partners, employees, accountants, attorneys and other agents of each of the foregoing; provided that, in the case of Affiliates, such Person agrees to keep such information confidential on terms similar to those set forth in this Section 8.2; and provided further that the confidentiality provisions set forth in that certain partnership agreement of J.H. Whitney VI, L.P. are deemed to be on terms similar to those set forth in this Section 8.2 and Section 6.3 of the Purchase Agreement, as such terms exist on the Initial Closing Date;

(3)           the SEC and any other federal or state regulatory authority or examiner which regulates or has jurisdiction over such Investor and any rating agency; and

(4)           any other Person to which such delivery or disclosure may be necessary or appropriate (A) in order to comply with any applicable law, rule, regulation or order, (B) in response to any subpoena or other legal process, or (C) in connection with the enforcement of the rights and remedies of such Investor Group Holder under this Agreement and the other Transaction Documents (with respect to clauses (A) and (B) of this subparagraph (5), in each case upon prior written notice to the Company to the extent reasonably practicable and not prohibited by law or court order, so that the Company may, at its sole cost and expense, contest such disclosure or seek confidential treatment thereof).

Notwithstanding anything contained in this Section 8.2(a) to the contrary, this provision shall not limit the rights or obligations of any Affiliate of an Investor in his or her capacity as a member of the Board of Directors of the Company.

(b)           Notwithstanding any other provision contained herein, each Investor Group Holder, with the prior review and written consent of the Company, which consent shall not be unreasonably withheld or delayed, shall have the right to issue a press release or other public statement, with respect to the transactions contemplated by this Agreement and the Transaction Documents.  Each Investor Group or Investor Group Holder shall also have the right to list the Company as a portfolio company of such Investor Group or Investor Group Holder on the web site or sites owned and maintained by such Person and, with the written consent of the Company, which consent shall not be unreasonably withheld or delayed, in any other marketing materials as such Investor Group or Investor Group Holder shall determine.

9.                                      Investor Matters

9.1          Investor Representation

As of the date of this Agreement, each Investor represents severally as to itself (and not jointly) as of the date hereof as follows:

(i)            GSO Special Situations Fund LP is a Delaware limited partnership, the general partner of which is GSO Associates LLC, which is a Delaware limited liability company;

(ii)           GSO Special Situations Overseas Fund Ltd. is a Cayman Islands exempted company, of which no single entity holds 50% or more of the voting securities;

(iii)          GSO Special Situations Overseas Benefit Plan Fund Ltd. is a Cayman Islands exempted company, of which no single entity holds 50% or more of the voting securities; and

(iv)          GSO Credit Opportunities Fund (Helios), L.P., is a Cayman Islands exempted limited partnership, the general partner of which is GSO Assocaties LLC, which is a Delaware limited liability company, and the sole limited partner of which is Custom Investment PCC Limited, Acting for and on behalf of its Cell CI-2, the sole investor of which is Pluris Alternative Investment Strategies Limited, an open-ended investment company which is registered with limited liability in Guernsey.

9.2          Investor Covenant

Upon written request by the Company annually, or more frequently if reasonably required to assist the Company in its compliance with applicable laws, each Investor will update the information about it provided in Section 9.1 herein and promptly respond to informational requests for similar information (such as information relating to the Investor’s limited partners, shareholders, management and other related information) in each case to the best of its information and belief;  provided, however, that nothing herein shall be construed as a restriction or limitation of any sort on the ability of any Investor to change its organizational structure or ownership, which an Investor may do in its sole discretion.

9.3          Company Covenant

Subject to compliance with the other provisions of this Agreement, the Company may not issue any New Preferred Shares without requiring that all Holders of New Preferred Shares be bound by the terms of this Agreement by execution of a Joinder Agreement.

9.4          Survival

This Section 9 shall apply so long as any New Preferred Shares remain outstanding.

10.                               Investor Group Directors

10.1        Right to Elect Investor Group Directors

(a)           Notwithstanding the Class F Certificate of Designations (or any New Parity Stock Certificate of Designations), the right to elect an Investor Group Director by an Investor Group shall be effective (i) for so long as permitted under the applicable New Parity Stock Certificate of Designations and (ii) in the event there is no right to elect directors for such Investor Group pursuant to the applicable New Parity Stock Certificate of Designations, for so long as such Investor Group holds Common Stock representing more than fifty-percent (50%) of the Registrable

Securities initially issued to such Investor Group.  Notwithstanding the foregoing, any Investor Group Director or nominee must be a U.S. citizen.

(b)           Notwithstanding the foregoing, any Investor Group, in its sole discretion, may determine at any time (A) not to designate any person to serve on the Board of Directors of the Company or (B) to forfeit temporarily or permanently all of its rights with respect to the nomination and election of directors of the Company pursuant to this Agreement, the Class F Certificate of Designations, any New Parity Stock Certificate of Designations or any other agreement.

10.2        Nomination Procedures

(a)           Should an Investor Group Director cease to serve as a director of the Company for any reason, the proposed successor nominated by the respective Investor Group shall be a U.S. citizen and shall be subject to the prior consultation with the Company’s Nominating and Governance Committee (such committee, or a replacement committee performing the same function, being the “Nominating Committee”) and the results of such consultation must be taken into consideration in good faith by the respective Investor Group, which approval shall not be unreasonably withheld or delayed.

(b)           The Company shall nominate as an element of management’s slate of directors at each annual or special meeting at which directors are elected, the persons identified in accordance with the procedures specified in this Article IX to be directors of the Company.

10.3        Director Indemnification

The Company shall within ten (10) Business Days following the appointment of each Investor Group Director provide for and maintain indemnification of each Investor Group Director on terms no less favorable than the indemnification, including, without limitation, directors’ and officers’ liability insurance, in effect as of such date in respect of the then sitting members of the Company’s Board of Directors.  The obligation of the Company pursuant to this Section 10.3 shall continue so long as an Investor Group Director serves on the Board of Directors of the Company; provided however, only as it solely relates to indemnification by the Company and not to maintenance of directors’ and officers’ liability insurance, coverage for matters based on, or arising out of, any matter existing or occurring while such Investor Group Director was a director, even though such Investor Group Director may no longer be a director at the time any claim for indemnification is made, shall continue following such director’s service on the Board of Directors.

11.                               Miscellaneous

11.1        Mandatory Redemption True-Up

The Company agrees to pay any Contingent Mandatory Redemption Price, as such term is defined in the Class F Certificate of Designations (or any similar provision in any New Parity Stock Certificate of Designations), notwithstanding the fact that the New Preferred Shares may have been redeemed and such Class F Certificate of Designations or New Parity Stock Certificate of Designations is no longer in effect.

11.2        Future Registration Rights Agreement

Except for (a) the rights granted in the Class D Investor Rights Agreement, (b) the rights granted to the Holders of Registrable Securities in this Agreement and (c) the limited rights granted to the Holders of Acquisition Securities pursuant to Section 2.10, the Company shall not agree to register any Equity Securities under the Securities Act unless such agreement specifically provides that the Holders of Registrable Securities have absolute priority over them to be included in an offering if the offering is subject to an underwriter’s cut-back.

11.3        Remedies

Each Holder of Registrable Securities, in addition to being entitled to exercise all rights provided herein, in the Purchase Agreement and granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement.  The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity, without posting bond or other security, and without the necessity of proving actual damages.

11.4        Amendments and Waivers

The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company consents in writing and obtains the written consent of  (a) a majority of the holders of New Preferred Shares and Registrable Securities then outstanding and (b) any Investor Group, so long as such Investor Group holds New Preferred Shares with a Liquidation Preference of at least $50,000,000 (or shares of Common Stock into which such New Preferred Shares have been converted).  The foregoing notwithstanding, a waiver or consent to departure from the provisions hereof that relates exclusively to the rights of Holders of shares of Registrable Securities whose shares are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other Holders of shares of Registrable Securities may be given by the Holders of a majority of the shares of Registrable Securities being sold.

11.5        Notices

All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telecopier, or air courier guaranteeing overnight delivery:

(a)           if to a Holder of Registrable Securities, at the most current address given by such Holder to the Company in accordance with the provisions hereof, which address initially is, with respect to each Investor, the address set forth in the Purchase Agreement, with a copy to counsel of such Investor as provided by the Investor to the Company; and

(b)           if to the Company, initially at its address set forth in the Purchase Agreement and thereafter at such other address, notice of which is given in accordance with the provisions hereof, with a copy to O’Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California 90071, Attention: Richard A. Boehmer, Esq.

All such notices and communications shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery. The Company shall promptly provide a list of the most current addresses of the Holders of Registrable Securities given to it in accordance with the provisions hereof to any such Holder for the purpose of enabling such Holder to communicate with other Holders in connection with this Agreement.

11.6        Counterparts

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement Delivery of manually executed counterparts of this Agreement shall immediately follow delivery by telecopy or other electronic means, but the failure to so deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect hereof.

11.7        Table of Contents and Headings

The table of contents and headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

11.8        Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws of the State New York (without regard to its principles of conflicts of laws, except for New York General Obligations Law Section 5-1401).

11.9        Severability

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

11.10      Forms

All references in this Agreement to particular forms of registration statements are intended to include all successor forms which are intended to replace, or to apply to similar transactions as, the forms herein referenced.

11.11      Entire Agreement

This Agreement, the Purchase Agreement (including the exhibits thereto), the Class F Certificate of Designations, and, with respect to any other holders of New Preferred Shares other than the Class F Preferred Shares who from time to time become party to this Agreement by execution of a Joinder Agreement, the related Certificate of Designations establishing such class or series of New Preferred Shares (each such Certificate, a “New Parity Stock Certificate of Designations”), are intended by the parties as the final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  This Agreement, the Purchase Agreement, the Class F Certificate of Designations and any New Parity Stock Certificate of Designations, supersede all prior agreements and understandings between the parties with respect to such subject matter.

11.12      Recapitalizations, etc.

The provisions of this Agreement (including any calculation of share ownership) shall apply, to the full extent set forth herein with respect to the Registrable Securities, to any and all shares of capital stock of the Company that may be issued in respect of, in exchange for, or in substitution of the Common Stock by reason of any stock dividend, split, reverse split, recapitalization or liquidation.

11.13      Inspection

Copies of this Agreement will be available for inspection or copying by any stockholder at the offices of the Company through the Secretary of the Company.

11.14      Legend

(a)           In addition to any other legend required by the Purchase Agreement, the certificates representing the Registrable Securities shall contain a legend (the “Legend”) substantially as set forth below:

CERTAIN RIGHTS AND OBLIGATIONS ATTACHING TO THIS CERTIFICATE ARE AS SPECIFIED IN AN INVESTOR RIGHTS AGREEMENT WITH RESPECT TO THE SECURITIES REPRESENTED HEREBY.

(b)           The Legend shall be removed from any such certificate if (i) the securities represented thereby are sold pursuant to an effective Registration Statement under the Securities Act or in accordance with Rule 144, or (ii) there is delivered to the Company such satisfactory evidence, which may include an opinion of counsel, as reasonably may be requested by the Company, to confirm that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers of such securities will not violate the registration and prospectus delivery requirements of the Securities Act.

11.15      Further Assurances

Each party to this Agreement hereby covenants and agrees without the necessity of any further consideration, to execute and deliver any and all such further documents and take any and all such other actions as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby.

11.16      No Inconsistent Agreements

(a)           The Company shall not on or after the date of this Agreement enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof.

(b)           Other than the Class D Investor Rights Agreement, the Company has not previously entered into any agreement with respect to its Common Stock granting any registration rights for Common Stock to any Person.

11.17      Successors and Assigns

This Agreement will be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein.  The rights of the Holders of Registrable Securities hereunder will be assignable to Permitted Transferees.  This Agreement may not be assigned by the Company without the prior written consent of the Holders of a majority of the New Preferred Shares and Registrable Securities and the holders of a majority of the number of shares of Common Stock then held by Investors at the relevant time (assuming the conversion of the then outstanding New Preferred Shares in accordance with the Class F Certificate of Designations or any New Preferred Shares Certificate of Designations), voting together as a single class.

11.18      Delays or Omissions

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

11.19      Submission to Jurisdiction; Waiver of Service and Venue

(a)           THE COMPANY CONSENTS AND AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND WAIVES ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN.

(b)           THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY HAND DELIVERY OR BY REGISTERED OR CERTIFIED UNITED STATES MAIL TO THE COMPANY AT ITS ADDRESS SET FORTH IN SECTION 11.5.  A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED OR CERTIFIED UNITED STATES MAIL TO THE COMPANY AT ITS ADDRESS PROVIDED IN SECTION 11.5 EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS.

(c)           NOTHING IN THIS SECTION 11.19 SHALL AFFECT THE RIGHT OF THE INVESTORS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE INVESTORS TO BRING ANY ACTION OR PROCEEDING AGAINST THE COMPANY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

11.20      Submission to Jurisdiction; Waiver of Service and Venue

EACH OF THE COMPANY AND INVESTORS HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.  THE COMPANY AND EACH INVESTOR HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AECOM TECHNOLOGY CORPORATION

By:
	Name:	Eric Chen
	Title:	Senior Vice President, Corporate
Finance, and General Counsel

Signature Page to Investor Rights Agreement

S-1

GSO SPECIAL SITUATIONS FUND LP

By: GSO Capital Partners LP
Its: Investment Advisor

By:
Name: George Fan
Title: Authorized Signatory

GSO SPECIAL SITUATIONS OVERSEAS FUND LTD.

By: GSO Capital Partners LP
Its: Investment Advisor

By:
Name: George Fan
Title: Authorized Signatory

GSO SPECIAL SITUATIONS OVERSEAS BENEFIT PLAN FUND LTD.

By: GSO Capital Partners LP
Its: Investment Advisor

By:
Name: George Fan
Title: Authorized Signatory

GSO CREDIT OPPORTUNITIES FUND (HELIOS), L.P.

By: GSO Capital Partners LP
Its: Investment Advisor

By:
Name: George Fan
Title: Authorized Signatory

S-2

EXHIBIT A

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Investor Rights Agreement (the “Agreement”) dated as of [                     ], 2006 by and among AECOM Technology Corporation (the “Company”) and the parties named therein and for all purposes of the Agreement, the undersigned shall be included within the term “Investor” (as defined in the Agreement).  As of the date hereof the undersigned represents and warrants that [           Fund] is a [Delaware limited partnership], the sole [general partner] of which is [               ], a [Delaware limited liability company], the sole [managing members] of which are each a natural person who is a citizen of the United States.  The address and facsimile number to which notices may be sent to the undersigned is as follows:

Address:

Facsimile No.:

with a copy to:

[ ]

By: [ ]
Its: [ ]

By:
Name:
Title:

Acknowledged by:

AECOM Technology Corporation

By:
Name:
Title:

A-1